UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2015

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code(510) 204-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 27, 2015 (the “Closing Date”), XOMA Corporation (the “Company”), XOMA (US) LLC, and XOMA Commercial LLC (individually and collectively, “Borrower”), and XOMA Technology Ltd, as guarantor, entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc. (“Hercules”), as agent and lender, under which the Borrower borrowed $20.0 million on the Closing Date. The Borrower used a portion of the proceeds received under the Loan Agreement to repay existing indebtedness and plans to use the remaining proceeds for general corporate purposes.

The interest rate will be calculated at a rate equal to the greater of either (i) 9.40% plus the prime rate as reported from time to time in The Wall Street Journal minus 7.25%, and (ii) 9.40%. Payments under the Loan Agreement are interest only until one month prior to the Amortization Date, defined as July 1, 2016 (which will be extended to October 1, 2016, if the Borrower achieves certain clinical milestones on or before July 1, 2016). The interest only period will be followed by equal monthly payments of principal and interest amortized over a 30 month schedule through the scheduled maturity date of September 1, 2018 (the “Loan Maturity Date”). The entire principal balance, including a balloon payment of principal, as applicable, will be due and payable on the Loan Maturity Date. In addition, a final payment equal to $1,150,000 will be due on the Loan Maturity Date, or such earlier date specified in the Loan Agreement. The Borrower’s obligations under the Loan Agreement are secured by a security interest in substantially all of its assets, other than its intellectual property.

If the Borrower prepays the loan prior to the Loan Maturity Date, it will pay Hercules a prepayment charge, based on a prepayment fee equal to 3.00% of the amount prepaid, if the prepayment occurs in any of the first 12 months following the Closing Date, 2.00% of the amount prepaid, if the prepayment occurs after 12 months from the Closing Date but prior to 24 months from the Closing Date, and 1.00% of the amount prepaid if the prepayment occurs after 24 months from the Closing Date.

The Loan Agreement includes customary affirmative and restrictive covenants, but does not include any financial maintenance covenants, and also includes standard events of default, including payment defaults. Upon the occurrence of an event of default, a default interest rate of an additional 5% may be applied to the outstanding loan balances, and Hercules may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement.

In connection with the Loan Agreement, the Company issued a warrant to Hercules Technology III, L.P. which is exercisable for 181,268 shares of Common Stock and carries an exercise price of $3.31 (the “Warrant”). The Warrant may be exercised on a cashless basis. The Warrant is exercisable for a term beginning on the date of issuance and ending on the earlier to occur of five years from the date of issuance or the consummation of certain acquisitions of the Company as set forth in the Warrant. The number of shares for which the Warrant is exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the Warrant.

The descriptions of the Loan Agreement and the Warrant contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the Loan Agreement, including the exhibits thereto, and the Warrant, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2015.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth above and referenced under Item 1.01 that relates to the issuance of the Warrant is hereby incorporated by reference into this Item 3.02.

Neither the Company nor Hercules engaged any investment advisors with respect to the issuance of the Warrant, and no finders’ fees were paid to any party in connection therewith. The issuance of the Warrant was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2015	XOMA CORPORATION

	By:	/s/ Fred Kurland
Fred Kurland
Vice President, Finance, Chief Financial Officer and Secretary